                                                                     EXHIBIT 3.3

I, Frederika Catharina Compton, nee Reimer, of Amsterdam, the Netherlands, a sworn translator of English and Dutch, CERTIFY that the document in English appended hereto is a full and accurate translation which I have made of the Articles of Association [Statuten], of LYON INVESTMENTS B.V., a certified copy of the original of which document written in the Dutch language is appended to my translation.

WITNESS my hand and seal, this 13th day of may 1998.

[SEAL] /s/ F.C. Compton Reimer

       F.C. Compton Reimer

FULL AND UNABRIDGED TEXT of the Articles of Association of

LYON INVESTMENTS B.V. a company situate in Dieren


I, the undersigned,

Jelle Dingeman van der Beek, of Amsterdam, acting deputy of Rickert Jan Frederik Blokhuis, Notaris ["Notary"] in Amsterdam, certify that the Articles of Association of

LYON INVESTMENTS B.V., a company situate in Dieren,

read as shown in the document attached hereto,

The Articles of Association were last altered by deed executed before me, J.D. van der Beek, on 23 April 1998.
Company number B.V. 366.894.


Signed in Amsterdam on 13 May 1998

    L.S
R.J.F. Blokbuis
  Notary in            (Signed: J.D. van der Beek)
  Amsterdam

ARTICLES OF ASSOCIATION
-----------------------

Article 1: Name and Registered Office
-------------------------------------

1.   The name of the Company is: LYON INVESTMENTS B.V.

2. The Company has its registered office in Dieren (municipality of Rheden) and may establish other offices elsewhere.

Article 2: Objects
------------------

1.   The objects for which the Company has been established are:

     a. to operate and run to account intellectual property rights and know-how;

     b. to manage and conduct the administration of other companies and enterprises;

     c. to render financial and marketing services to other companies and enterprises;

     d. to participate and otherwise take an interest in and to finance other companies and enterprises and to stand surety for and to give security for liabilities of other companies and enterprises, regardless of whether such companies or enterprises are affiliated with the Company.

2. The objects specified in the preceding paragraph shall be construed in the broadest sense so as to include any activity or purpose which is related, incidental or condutive thereto, and particularly, as the case may be, the making of loans with a view to enabling others to take or acquire shares in the capital of the Company or depositary receipts issued for shares in the capital of the Company, provided that such loans shall not exceed the amount of the Company's distributable reserves and that the Company shall maintain an undistributable reserve equal to the outstanding amount of such loans.

3. In pursuing its objects the Company shall also take into account the interests of the companies and enterprises with which it is affiliated.

Article 3: Duration
-------------------

The Company has been established for an indefinite period of time.

Article 4: Capital and Shares
-----------------------------

1. The authorised capital of the Company is two hundred thousand guilders (NLG 200,000), divided into twenty thousand (20,000) shares of ten guilders (NLG
     10) each. The shares shall be indivisible, shall be registered shares and shall be numbered consecutively from 1 upwards; no share certificates shall be issued.

2. Shares remaining unissued for the time being shall be issued at such price, upon such conditions and at such times as shall be determined by the General Meeting of Shareholders or another body to which the General Meeting of Shareholders has transferred its power to do so, provided that the shares not be issued below par value.

3. At the issue of new shares each existing shareholder shall have a pre-emptive right to take such shares pro rata to the amount of his existing holding. The shareholders shall not have a pre-emptive right in respect of shares that are issued to employees of the Company or of a group company, or to a person exercising a previously acquired right to take shares. The pre-emptive right may, for each individual issue only, be limited or excluded by resolution of the General Meeting of Shareholders or of the body to which the General Meeting of Shareholders has transferred its authority under paragraph 2.

4. The provisions of the preceding two paragraphs of this article shall apply mutatis mutandis to any rights issue.

5. Save in so far as permitted by law, the Company may not grant security, give price guarantees, commit itself in any other way or declare to be jointly or severally liable with or for others with a view to enabling others to take or acquire shares in its capital or depositary receipts issued for shares. This restriction shall also apply to the acquisition of shares or depositary receipts issued for shares in the capital of any Dutch company of which the Company is a subsidiary.

6. If the sum of the paid and called-up part of the capital and the reserves which must be maintained by law or these Articles of Association is less than the minimum capital most recently set by law, the Company shall be required to maintain a reserve equal to the difference between these amounts.

Article 5: Acquisition by the Company of its own shares
-------------------------------------------------------

1. Any acquisition by the Company of partly-paid shares in its own capital shall be null and void.

2. The Company may acquire fully paid-up shares in its own capital, but either for no consideration or if:

     a. its shareholders' equity, reduced by the acquisition price of the shares concerned, is not less than the paid and called-up capital plus the reserves which must be maintained by law or these Articles of Association; and

     b. the nominal value of the shares to be acquired and of the shares already held by the Company and its subsidiaries combined does not exceed half of the issued capital of the Company; and

     c. the General Meeting of Shareholders or another body of the Company designated for that purpose by the General Meeting of Shareholders has authorised the acquisition.

3. With a view to the requirement set out in paragraph 2.a, the factor deciding whether the acquisition is valid shall be the amount of the shareholders' equity of the Company as shown in its most recently adopted balance sheet, reduced by the acquisition price of shares in the capital of the Company and any payments from profits or reserves to others which may have become due by the Company and its subsidiaries since the balance sheet date. In the event that more than six (6) months of a financial year have passed without the annual accounts having been adopted, acquisition of own shares shall not be permitted.

4. Shares in the capital of the Company which are held by the Company itself or by its subsidiaries shall not be taken into account in determining the distribution of profits and no dividends shall be paid thereon.

6. The term shares, where used in this article, shall include depositary receipts issued for shares.

Article 6: Register of Shareholders
-----------------------------------

1. The Board of Directors shall keep a register in which shall be entered the name and address of each holder of shares and the amount paid on each share.

2. In the register shall also be entered the names and addresses of persons who possess a pledge or usufruct in respect of shares, together with notes specifying which of the rights attached to the shares vest in them in accordance with paragraphs 9, 10 and 11 of this article.

3. In the register shall further be entered the names and addresses of persons who are holders of registered depositary receipts issued for shares with the corporation of the Company.

4. Each shareholder, pledgee and usufructuary of shares and each holder of registered depositary receipts issued for shares with the cooperation of the Company shall be required to ensure that his address is known to the Company.

5. Finally, in the register shall be entered each and any release from liability granted in respect of monies unpaid and not yet called on shares, as well as the date of transfer in cases of transfer of partly-paid shares.

6. The Board of Directors shall ensure that the register be kept up to date at all times. All entries shall be signed by a Director or by a person authorised thereto by the Board of Directors.

7. Upon request and at no charge, the Board of Directors shall supply to any shareholder, pledgee, usufructuary or holder of depositary receipts an extract from the register in respect of the applicant's right to a share. If the share is encumbered with usufruct or a pledge the extract shall state which person possesses the rights referred to in paragraphs 9,10 and 11 of this article.

8. The Board of Directors shall keep the register at the Company's registered office where it shall be open to the inspection of the shareholders and of pledgees and usufructuaries who possess the rights referred to in paragraphs 9,10 and 11 of this article. The particulars in this register in respect of partly-paid shares shall be open to public inspection and copies of or extracts from such particulars shall be supplied at a charge not exceeding cost.

9. Shares may be encumbered with usufruct. If at the creation of the usufruct it has been provided that the usufructuary shall have the right to vote he shall have that right only if both the aforesaid provision and in the case of transfer of the usufruct the transmission of the right to vote have been approved by the General Meeting of Shareholders.

10. A shareholder without the right to vote and a usufructuary who has the right to vote shall have all such rights as the law grants to the holders of depositary receipts issued for shares with the cooperation of the company. A usufructuary without the right to vote shall have said statutory rights unless provided otherwise at the creation of the usufruct or upon the transfer thereof.

11. Shares may be pledged as security. The provisions of paragraphs 9 and 10 of this article shall in that case apply mutatis mutandis.

12. Where these Articles of Association further refer to "holders of receipts", this shall mean the holders of registered depositary receipts issued for shares with the cooperation of the Company as well as the persons who as a result of a pledge or usufruct created on a share possess the rights referred to in paragraph 10.

Article 7: Joint Owners
-----------------------

If a share or a registered depositary receipt issued for such share with the cooperation of the Company or a pledge or usufruct is owned by more than one person, such joint owners may only be represented vis-a-vis the Company by one person to be appointed by them, of which appointment the Board of Directors must forthwith be notified in writing.

Article 8: Transfer of Shares
-----------------------------

1. The transfer of shares shall require a deed of transfer and service of that deed upon the Company or written acknowledgment by the Company of the transfer upon presentation of the transfer deed. The transfer of party-paid shares shall be acknowledged only if the deed of transfer has a recorded date.

2. The first sentence of paragraph 1 shall apply mutatis mutandis to the creation of a pledge and to the creation of usufruct of shares. Paragraph 1 shall apply mutautus mutandis to the apportionment of shares at the division of any community of property or joint estate.

Article 9: Approval Procedure
-----------------------------

1. A shareholder who wishes to transfer any of his shares shall require prior approval of the transfer by the General Meeting of Shareholders (hereinafter: "the General Meeting").

2. The shareholder (hereinafter: "the transferor") shall request said approval by letter by recorded delivery to the Board of Directors, stating therein the number of shares with respect to which the approval is requested and the name(s) of the person(s) to whom he wishes to transfer the share or shares. Within fourteen days of receipt of the request for approval the Board of Directors shall call a General Meeting to whom the request for approval shall be submitted.

3. A decision on the request must be made by the General Meeting within three months of the date of the transferor's letter referred to in paragraph 2.

     If the approval is given the Board of Directors shall so notify the transferor promptly by letter sent by recorded delivery. If the General Meeting has not decided on the request within the aforesaid term of three months the approval shall be deemed to have been given.

     If the approval is given or is deemed to have been given the transfer of all the shares specified in the transferor's letter referred to in paragraph 2 must be completed within three months thereafter, failing which the transferor shall be required to re-apply for approval.

4. The General Meeting may withhold approval of the intended transfer, providing that the General Meeting shall designate one or several interested purchasers who are prepared to buy against payment in cash all the shares in respect of which the request for approval was made, failing which designation the approval shall be deemed to have been given.

     Within eight days after the General Meeting has made the decision to withhold its approval the transferor shall be given notice of that decision, such notice also to state the name(s) of the interested purchaser(s) designated by the General Meeting and the maximum number of shares each of them is interested in buying, as well as, in connection with the provisions of paragraphs 8 and 9, the order in which the interested purchasers rank.

5. The transferor and the interested purchaser or purchasers accepted by him ("the accepted purchasers") shall consult together on the price to be paid for the share or shares. If they fail to reach agreement on the price within three weeks after the Board of Directors has given the transferor and the accepted purchasers notice requiring them to consult together as aforesaid, the price shall be determined by a chartered accountant to be appointed by the transferor and the accepted purchasers in mutual agreement. If the parties fail to reach agreement on the appointment within fourteen days after one of the parties has informed the others that he wishes the price to be determined by a chartered accountant, a chartered accountant shall be appointed by the Chairman of the Chamber of Commerce and Industry in whose district the Company's registered office is situate.

6. The chartered accountant shall render his report to the Board of Directors and the Board of Directors shall promptly by letters sent by recorded delivery inform the transferor and each of the accepted purchasers which price the chartered accountant has determined.

7. Each accepted purchaser may within one month of despatch of the letters referred to in paragraph 6 inform the Board of Directors, by letter sent by recorded delivery, that he is no longer interested in buying any of the shares or that he is interested only in buying a smaller number of shares.

8. If in consequence of the event referred to in paragraph 7 one or several shares become available such shares shall be allotted to the other interested purchasers designated in accordance with paragraph 4, to the extent that after the provision in paragraph 7 has applied, as the case may be they are still interested in buying and to the extent that the transferor accepts them yet.

9. The transferor shall have the right to withdraw his request for approval at any time, provided he shall do so within one month after he has been informed definitively to which interested purchaser or purchasers and at which price he may sell all the shares to which his request for approval related. Notice of such withdrawal is to be given to the Board of Directors by letter sent by recorded delivery.

10. When the aforesaid term for withdrawal of the request has expired and it is established that the purchaser or purchasers designated by the General Meeting as referred to in paragraph 4 shall buy all the shares in respect of which the transferor requested approval, the transferor shall be required to transfer the shares to the purchaser or purchasers concerned against simultaneous payment by the purchaser or purchasers of the price due to be paid therefor.

11. The transferor shall be at liberty to transfer to the proposed transferee or transferees named by him in his letter referred to in paragraph 2 all the shares in respect of which he had requested approval as aforesaid in the event that not all the shares are brought against cash payment by the interested purchaser or purchasers designated by the General Meeting as referred to in paragraph 4, always provided that the transferor has not withdrawn his request and that the transfer is completed within three months after it has been established that not all the shares are brought by the designated purchaser(s) as aforesaid.

12. The cost of appointment and the fee of the chartered accountant referred to in paragraph 5 shall be paid:

     a.   by the transferor, if he withdraws his request;

     b. in moieties by the transferor and the purchaser(s), if the shares are sold to the interested purchaser or purchasers designated by the General Meeting, provided that each purchaser shall contribute toward the costs in proportion to the number of shares he has brought;

     c. by the Company, if the interested purchaser or purchasers designated by the General Meeting have not brought all the shares in respect of which the transferor requested approval.

Article 10:
-----------

1.   In any of the following events:

     a.   upon a shareholder's death or being officially declared presumed dead;

     b. upon a shareholder being adjudged bankrupt or granted suspension of payments by court order or being placed under compulsory guardianship or otherwise losing absolute control of his property;

     c. upon the community of property in which a shareholder is married and of which his shares are part being dissolved without the shares having been apportioned to the original shareholder within twelve months thereafter;

     d. upon voluntary or compulsory winding up or cessation or dissolution of a body corporate, general partnership, limited partnership or any other company who is the holder of shares; or

     e. upon apportionment of shares at the division of any community property or joint estate;

     the shareholder or the beneficiaries of his estate or his successors or legal representative or, at the case may be, the new holders or owners shall be under the obligation to give notice of that event to the Board of Directors by letter sent by recorded delivery, such notice to be given within thirty days after said obligation has risen.

2. The Board of Directors shall be required to call a General Meeting within three months of receipt of the notice referred to in paragraph 1, which General Meeting may then designate one or several interested purchasers to whom all the shares concerned must be transferred against payment in cash. In that case paragraphs 5 to and including 12 of Article 9 shall mutatis mutandis apply, save that the transferor shall not be permitted to refuse to accept the designated interested purchasers and shall not be entitled to withdraw, and further provided that if within the term set in paragraph 4 of Article 9 the General Meeting has not designated one or several interested purchasers to whom the shares concerned must be transferred against payment in cash, or in an event as referred to in paragraph 11 of Article 9 where the transferor would be at liberty to transfer the shares concerned, the shareholder or the beneficiaries of his estate or his successors or, as the case may be, the new holders or owners shall only have the right to retain the shares.

     The consequence of failure to fulfil the obligation to offer shares by virtue of this paragraph shall be that after expiry of the term set in paragraph 1 of this article the rights of assembly and voting attached to the shares cannot be exercised and the right to receive dividends shall remain suspended until such time as said obligation has been fulfilled.


3. If the shareholder or the beneficiaries of his estate or his successors or legal representative or, as the case may be, the new holders or owners fail to transfer the share or shares against payment in cash of the price as agreed or determined and despite notice demanding compliance given by the Board of Directors fail to remedy his/their default, the Company shall be irrevocably authorised to make the transfer on his/their behalf and to execute the deed(s) required therefor. In that event the price as agreed or determined must be paid to the Company for the benefit of the former holder(s) or owner(s).

Article 11: Management
----------------------

1. The Company shall be managed by a Board of Directors consisting of one or several members who shall be appointed by the General Meeting of Shareholders and who may be suspended or removed from office by the General Meeting of Shareholders at any time.

2.   A body corporate may be a member of the Board of Directors.

3. The remuneration of the Director(s), any rights to bonuses and the further terms of their appointment shall be determined by the General Meeting of Shareholders for each Director individually.

Article 12: Decision-making by the Board of Directors
-----------------------------------------------------

1. If the Board of Directors consists of several members this article shall apply to the decision-making of the Board of Directors.

2. All resolutions of the Board of Directors shall be passed by an absolute majority of the votes validly cast.

3. Meetings of the Board of Directors may be called by any Director by giving notice in writing to all the other Directors at least three days prior to the date of the meeting. If a meeting has been called in accordance with the preceding sentence, resolutions may be passed at such meeting regardless of the number of Directors present.

4. A Director may be represented at the Board meetings by a fellow-Director acting by virtue of a power of attorney issued in writing. Such power of attorney may only concern the one specifically designated meeting stated therein.

5. Resolutions may be passed outside a meeting, provided that all Directors have been consulted, that they have expressed their opinion on the intended resolution in writing and that a majority of them is in favour of the resolution concerned.

6. For the purposes of this article "in writing" shall mean communications sent by letter, telegram, telex or telefax.

Article 13: Duties and Powers of Representation
-----------------------------------------------

1. The Board of Directors shall be in charge of managing the business and affairs of the Company. The General Meeting of Shareholders may give instructions regarding the general lines of the financial, social, economic and personnel policies to be followed. The Board of Directors shall discharge their duties of office in accordance with such instructions.

2. If only one Director has been appointed to office that sole Director shall have the power to represent the Company in and out of court. If several Directors have been appointed the power to represent the Company in and out of court shall vest in any two Directors acting jointly.

     These provisions concerning the powers of representation shall also apply in the event of a conflict of interest.

3. The General Meeting of Shareholders may resolve that certain executive decisions shall require its prior approval. The executive decisions concerned shall be carefully described in the resolution of the General Meeting of Shareholders and the Board of Directors shall be informed of such resolution without delay.

4. In the event that one or several Directors shall cease to hold office or be unable to act, the General Meeting of Shareholders may designate a substitute for each Director who has ceased to hold office or is unable to act, and the remaining Director or Directors together with the substitute or substitutes, if any appointed by the General Meeting of Shareholders shall be temporarily in charge of the management. In the event that all Directors or the sole Director shall cease to hold office or be unable to act, the management shall be temporarily entrusted to the person to be appointed for that purpose by the General Meeting of Shareholders.

Article 14: General Meeting of Shareholders
-------------------------------------------

All powers not conferred upon the Board of Directors or others shall vest in the General Meeting of Shareholders within the limits set by law and these Articles of Association.

Articles 15: Annual Meeting
---------------------------

1. The Annual General Meeting of Shareholders shall be held within six months after the end of the financial year.

2. In addition to the Annual General Meeting referred to in paragraph 1, Extraordinary General Meetings of Shareholders may be held as well.

Article 16: Venue and Notice of Meetings
----------------------------------------

1. The General Meetings of Shareholders may be held in The Netherlands in the municipality where the Company's registered office is situate, as well as in the municipalities of Amsterdam, Rotterdam, The Hague and Haarlemmermeer. A General Meeting of Shareholders held elsewhere may validly pass resolutions only if the entire issued and outstanding share capital is represented.

2. The General Meeting of Shareholders shall be called by notices to be sent by a Director to the Shareholders and holders of receipts no later than fifteen clear days before the date of the meeting to the addresses recorded in the register referred to in Article 6. The notice shall state the subjects to be discussed and decided upon, entirely without prejudice to the provisions of Article 24 concerning proposals to alter these Articles of Association or to wind up the Company.

3. Any Meeting of Shareholders which has been called without due observance of the formalities referred to in paragraph 2 cannot validly pass resolutions unless the resolutions are passed unanimously at a meeting at which the entire issued and outstanding share capital is represented.

Article 17: Chairman, Secretary and Minutes
-------------------------------------------

1. The General Meetings of Shareholders shall be chaired by the person appointed for that purpose by the meeting itself. The Chairman shall appoint a Secretary, who need not be a Shareholder.

2. The Chairman of the meeting or the Board of Directors may instruct a notaris ["notary"] to draw up an official record of the meeting at the Company's expense.

3. Unless a notarial record of the business transacted at the meeting is drawn up, minutes of the business transacted shall be kept. The minutes shall be confirmed by the Chairman and the Secretary of the meeting concerned and shall be signed by them in evidence thereof, or they shall be confirmed by any subsequent meeting and signed in evidence thereof by the Chairman and the Secretary of that meeting.

Article 18: Voting Rights
-------------------------

1. Subject to the provisions in paragraphs 2 and 3 of this article, each share carries the right to cast one vote. Shareholders and holders of receipts may be represented at meetings by proxies appointed in writing.

2. No votes may be cast at a General Meeting of Shareholders on shares which are held by the Company or any of its subsidiaries, nor on shares the depositary receipts issued for which are held by the Company or any of its subsidiaries, unless the voting rights attached to such shares vest in a pledgee or usufructuary and the pledge or usufruct was created before the shares concerned were held by the Company or a subsidiary of the Company. The Company or a subsidiary of the Company may not cast votes on shares in respect of which the Company or a subsidiary of the Company possesses a pledge or usufruct.

3. In determining to which extent the shareholders cast votes, are present or represented, or to which extent the share capital is represented, the shares on which by virtue of paragraph 2 no votes may be cast shall not be taken into account.

Article 19: Voting Procedure
----------------------------

1. Unless the law or these Articles of Association stipulate a larger majority, all resolutions of the General Meeting of Shareholders shall be passed by an absolute majority of the votes validly cast. Blank votes and invalid votes shall not be counted.

2. If an absolute majority is not obtained after two votes, the proposal shall be rejected, unless it concerns the election of persons, in which case a further vote shall be taken between the two persons who obtained the largest number of votes at the second vote. If such further vote results in a tie, a drawing of lots shall decide which of the two persons who obtained the largest number of votes is elected.

3. Votes shall be taken by voice, but votes concerning the election of persons shall be taken by secret ballot if so requested by any person entitled to vote. Voting in some other manner, for example by acclamation, shall be permitted if none of the persons entitled to vote objects thereto.

Article 20: Decision-making outside Meetings
--------------------------------------------

Provided that there are no holders of receipts, any resolution which the shareholders can pass at a General Meeting may also be passed by the shareholders outside a meeting. However, a resolution passed outside a meeting shall be valid only if all shareholders have voted in favour of such resolution by letter, telegram, telex or telefax.

Article 21: Financial Year, Balance Sheet, Profit and Loss Account
------------------------------------------------------------------

1.   The financial year of the Company shall coincide with the calendar year.

2. Each year as at the end of the financial year the books of the Company shall be closed. Within five months after the end of the financial year, save where this term is extended by a maximum of six months by the General Meeting of Shareholders on account of special circumstances, the Board of Directors shall draw up the balance sheet and the profit and loss account and explanatory notes thereon (hereinafter jointly referred to as "the annual accounts". Unless Section 403 of Book 2 of the Civil Code applies to the Company, the Board of Directors shall also present the annual report within this period.

3. The annual accounts shall be signed by all Directors and presented to the General Meeting of Shareholders for adoption. If the signature of any of the Directors is missing, this and the reason for such absence shall be stated.

Article 22: Inspection of Accounts, Release from Liability
----------------------------------------------------------

1. From the date of notice calling the General Meeting of Shareholders at which the annual accounts are to be dealt with and until the end of that meeting the annual accounts, the annual report and the information to be added thereto by virtue of Section 392 of Book 2 of the Civil Code shall be open to the inspection of the shareholders and the holders of receipts at the registered office of the Company.

2. Copies of the documents referred to in this article shall be made available by the Company to the shareholders and the holders of receipts free of charge.

3. Unless the General Meeting has made a reservation with regard thereto, the adoption of the annual accounts by the General Meeting of Shareholders shall constitute a the financial year concerned, entirely without prejudice to the statutory restrictions.

Article 23: Distribution of Profits
-----------------------------------

1. Out of the profits as shown by the adopted profit and loss account each year such amounts shall be carried to reserve as shall be determined, whether or not on a proposal of the Board of Directors, by the General Meeting of Shareholders.

2. The remainder shall be the distributable profit, the allocation of which shall be determined by the General Meeting of Shareholders.

3. The Company may make distributions to its shareholders and to others entitled to receive part of its distributable profit only if and to the extent that the Company's equity capital exceeds the sum of its paid and called-up capital and the reserves which it is required to maintain by law or by these Articles of Association.

4. To the extent that the Company has a profit, and subject to the approval of the General Meeting of Shareholders, the Board of Directors may declare an interim dividend, provided always that paragraph 3 of this article has been satisfied.

5. Dividends (including interim dividends for the purposes of this and the next paragraph) shall be made payable at the Company's registered office on the date when the dividend is declared, unless the resolution concerned shall provide for a different place or date.

6. Any dividend which has remained unclaimed for five years from the date when it became due for payment shall be forfeited to the benefit of the Company.

Article 24: Alteration of Articles of Association and Winding-up
----------------------------------------------------------------

1. If a proposal to alter these Articles of Association or to wind up the Company is to be made to the General Meeting of Shareholders, this must be stated in the notice calling the General Meeting of Shareholders.

2. The person giving such notice must at the same time deposit a copy of the proposal, in which if it is a proposal to alter the Articles of Association the proposed alteration is quoted verbatim, at the office of the Company for inspection by every shareholder and holder of receipts until the end of the meeting. Failing this, no resolution can be validly passed on the proposal unless the resolution is passed unanimously at a meeting at which the entire issued and outstanding share capital is represented.

3. From the date of deposit as aforesaid and until the date of the General Meeting of Shareholders the shareholders and holders of receipts must be given the opportunity to obtain copies of the proposal as referred to in the preceding paragraph. Such copies shall be supplied free of charge.

4. A resolution as referred to in this article must be passed by a majority of at least two thirds of the votes representing more than half of the issued and outstanding share capital at a meeting at which at least half of the issued and outstanding share capital is represented.

5. If not at least half of the issued and outstanding share capital is represented at the meeting, a decision on the proposal shall be made at a second meeting to be held no later than four weeks but no earlier than fifteen days after the first meeting. At that second meeting the majority required to pass the resolution shall be at least

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     two thirds of the votes cast, irrespective of the number of shares represented at that meeting.

6. The notice calling the second meeting shall be despatched after the first meeting has been held and shall be served in the same manner as used for the meeting, provided that the notice must state that and by virtue of which provision a resolution may be passed irrespective of the part of the capital represented at the meeting. The provisions of paragraphs 2 and 3 shall fully apply in respect of the second meeting.

Article 25: Liquidation
-----------------------

1. In the event of voluntary winding up the Company its liquidation shall be carried out by the Board of Directors, unless determined otherwise by the General Meeting of Shareholders in the resolution to wind up the Company or at any time thereafter.

2. During the liquidation the provisions of these Articles of Association shall remain in force to the fullest possible extent. The financial year in which it is resolved to wind up the Company shall end on the date when the plan van ?ithering [plan of distribution] becomes final.

3. The surplus assets remaining after the Company's liabilities have been satisfied shall be divided among the shareholders pro rata to the nominal value of each one's holding, provided that in respect of partly-paid shares only the amount paid on those shares shall be taken into account.

4. After completion of the liquidation the accounts and records of the dissolved Company shall for such period of time as required by law remain in custody of the liquidator, unless determined otherwise by the General Meeting of Shareholders in the resolution to wind up the Company or at any time thereafter.